Exhibit 99.1

Eaton Communications Eaton Center tel: +1 440-523-5150 scottrschroeder@eaton.com

Date	July 26, 2016
For Release	Immediately
Contact	Scott Schroeder, +1 440-523-5150

Dorothy C. Thompson Appointed to Eaton’s Board of Directors

Dublin, Ireland … Power management company Eaton (NYSE:ETN) today announced that Dorothy C. Thompson has been appointed to the company’s Board of Directors, effective July 29, 2016.

Thompson is group chief executive and a director of Drax Group plc, a U.K.-based power generation company. She was appointed CEO of Drax Group plc in September 2005 and to the company’s Board of Directors in October 2005.

“Dorothy adds a valuable perspective to our Board through her extensive global business and financial expertise, extensive work with regulatory agencies and government bodies and deep roots in the energy field,” said Craig Arnold, Eaton chairman and chief executive officer. “We are confident she will further strengthen our Board’s breadth of talent and background.”

Prior to joining Drax, Thompson was vice president of InterGen NV, an independent power-company jointly owned by Shell and Bechtel. At InterGen she was initially responsible for new business activities in the Middle-East and Europe. Later she managed the operational assets of InterGen’s European business comprising 3.2GW of gas generation in the U.K. and continental Europe.

Thompson joined InterGen in 1998 from PowerGen plc where she was assistant group treasurer with specific responsibility for raising funding for PowerGen’s overseas power generation facilities. She began her career in development banking working for the Commonwealth Development Corporation in the U.K. and Malaysia and the National Development Bank of Botswana in Botswana.

In addition to her leadership at Drax, Thompson is a member of the Board of Directors of the Sustainable Biomass Partnership Ltd., and the Court of the Bank of England. She earned her BSc and MSc in Economics from the London School of Economics, London University and in 2013 she was appointed a Commander of the British Empire.

Eaton is a power management company with 2015 sales of $20.9 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 96,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

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